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                                                                  Exhibit 23 (a)



CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Dover Corporation on Form S-8 (File No. 33-01419) of our reports dated February 14, 1997, on our audits of (i) the consolidated financial statements of Dover Corporation and subsidiaries as of December 31, 1996, and 1995, and for the years then ended, which report is included in the 1996 Annual Report to Stockholders and incorporated by reference in this Annual Report on Form 10-K and (ii) the 1996 financial statement schedule of Dover Corporation, which report is included in this Annual Report on Form 10-K.



                                          Coopers & Lybrand L.L.P.



New York, New York
March 28, 1997